Exhibit 23.6

Petroleum Engineer Consent and Report Certificate of Qualification

We hereby consent to the use of the name Forrest A. Garb & Associates, Inc., to references to Forrest A. Garb & Associates, Inc. as independent petroleum engineers, and to the inclusion of information taken from our reports dated March 26, 2015, as supplemented, related to Starboard Resources, Inc.’s properties in Texas, Oklahoma and New Mexico in the form and context in which they appear in this Form S-4 Registration Statement.

Very truly yours,

Forrest A. Garb & Associates, Inc.

Texas Registered Engineering Firm F-629

May 11, 2016